Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS FIRST QUARTER REVENUES

MORE THAN DOUBLE TO $46.6 MILLION

REDWOOD CITY, CA May 4, 2006—FoxHollow Technologies, Inc., which manufactures and markets the SilverHawk™ Plaque Excision System—a minimally invasive device for the treatment of peripheral artery disease (PAD)—today reported results for the first quarter of fiscal 2006.

For the quarter ended March 31, 2006, the company had revenues of $46.6 million, a 117 percent increase over revenues of $21.5 million in the same period a year ago, and an 11 percent increase over revenues of $41.9 million in the fourth quarter of 2005. Revenues for the first quarter of 2006 include $2.1 million from the company’s collaboration with Merck & Co., Inc., which was signed in September of 2005.

FoxHollow reported a gross margin on product sales of 75 percent versus 59 percent in the first quarter of 2005 and 70 percent in the fourth quarter of 2005. The net loss for the first quarter of 2006 was $14.6 million, or $0.60 per share, compared to a net loss of $6.5 million, or $0.29 per share, in the same period a year ago and a net loss of $160,000, or $0.01 per share, in the fourth quarter of 2005. Included in these results are non-cash stock-based compensation expenses of $14.8 million in the first quarter of 2006, $1.8 million in the first quarter of 2005 and $1.2 million in the fourth quarter of 2005. Stock-based compensation charges for the first quarter of 2006 include $2.5 million related to the adoption of FAS123 (R) and a one-time charge of $11.4 million related to the retirement of the company’s former chief executive officer. Net income, excluding stock-based compensation expense, in the first quarter of 2006 was $155,000, or $0.01 per diluted share.

Net income excluding stock-based compensation expense is a non-GAAP financial measure. This measure provides an indication of FoxHollow’s performance before certain charges that are considered by management to be outside of the company’s core operating results. In addition, net income excluding stock-based compensation expense is among the primary indicators FoxHollow’s management uses as a basis for planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with generally accepted accounting principles.

“We believe these record quarterly revenues demonstrate that the company is continuing to make meaningful progress in the realization of its vision to treat a growing number of patients suffering from PAD with the SilverHawk, and that the patient outcomes and our market education strategies are resonating with the clinical community,” said Dr. John Simpson, interim chief executive officer. “Our performance speaks to the increasing productivity of FoxHollow’s sales force in driving greater penetration of existing accounts, adding new centers and generating increasing physician referral activity,” he added.

“We are hitting key milestones in our product development efforts and expect to introduce four new versions of the SilverHawk during the current year. This week we also signed an agreement with Cook Inc. to distribute a line of introducer sheaths commonly used during the SilverHawk procedure. This is the first agreement in our ongoing effort to leverage our sales and marketing infrastructure through the expansion of our product portfolio,” Dr. Simpson continued.

With respect to the company’s Merck collaboration, Dr. Simpson commented, “For the initial six-months of the agreement, all scientific and commercial objectives have been met or exceeded. In particular, we have completed a research effort demonstrating that plaque excised by the SilverHawk can be subjected to microarray analysis of gene expression and that biologically relevant gene expression signatures can be identified. Merck and we are now in the process of launching additional research efforts to identify novel biomarkers and drug targets for the treatment of atherosclerosis.”

Guidance for the Second Quarter and Fiscal Year 2006

FoxHollow expects revenues of $46-$48 million for the second quarter of 2006, including approximately $200,000 of research collaboration revenue related to the Merck relationship. Research collaboration revenue will decrease in the second quarter and then increase in the second half of the year, as more significant numbers of patients are enrolled in the two new studies. The company expects a net loss per share of $0.12-$0.16 for the second quarter. This includes stock-based compensation expense of approximately $3.6 million. Diluted earnings (loss) per share, excluding stock-based compensation expense, are expected to be in the range of $(0.02)-$0.02.

For the full year 2006, the company reiterated prior revenue guidance of $210-$220 million, including $8-$10 million from the Merck collaboration. The company is expecting a net loss per share of $0.20-$0.40 per share, and diluted earnings per share, excluding stock-based compensation expense, in the range of $0.60-$0.80.

The company noted that stock-based compensation expense for both the second quarter and full year 2006 could vary significantly, depending on the price of the company’s stock and future stock grant practices, as well as other factors.

Conference Call

The company will hold a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern Time). The teleconference can be accessed via the investor relations section of the company’s website at http://www.foxhollowtech.com, or by calling 888-889-5602 (domestic) or 973-582-2734 (international). Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available four hours after the conference call concludes through 12 a.m. Eastern Time,

May 18, 2006, by dialing 877-519-4471, or 973-341-3080, passcode 7315176. An online archive of the webcast will be available for a minimum of two months by accessing the investor relations portion of the company’s website at http://www.foxhollowtech.com.

About FoxHollow Technologies

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at http://www.foxhollowtech.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the company’s financial guidance for the second quarter and full year 2006, future revenue from the Merck collaboration and expectations regarding future SilverHawk product releases are forward-looking statements involving risks and uncertainties. FoxHollow’s first quarter 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. The potential risks and uncertainties that could cause actual results to differ from the results predicted are included under the caption, “Factors Affecting Future Operating Results,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC and available on our investor relations website at http://investor.foxhollowtech.com/ and on the SEC’s website at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson
Chief Financial Officer
650-421-8501

Jonathan Menachem
Investor Relations
650-421-8449 investorrelations@foxhollowtech.com

Robin Gaffney
Media Relations
650-421-8614 rgaffney@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$24,048	$24,249
Short-term investments	35,319	35,666
Accounts receivable, net	23,759	21,831
Inventories	14,752	15,607
Prepaid expenses and other current assets	1,890	1,846

Total current assets	99,768	99,199

Property and equipment, net	8,439	8,442
Other assets	565	564

Total assets	$108,772	$108,205

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,140	$7,072
Accrued liabilities	13,587	11,163
Deferred revenue	4,142	6,206

Total liabilities	23,869	24,441

Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	189,073	178,011
Deferred stock-based compensation	(4,383)	(9,066)
Other comprehensive loss	(68)	(99)
Accumulated deficit	(99,744)	(85,106)

Total stockholders’ equity	84,903	83,764

Total liabilities and stockholders’ equity	$108,772	$108,205

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue:
Product	$44,583	$21,478
Research collaboration	2,064	—

Net revenue	46,647	21,478

Costs and expenses:
Product (1)	11,157	8,891
Research collaboration	1,120	—
Research and development (1)	4,091	2,409
Selling, general and administrative (1)	45,516	17,120

Total costs and expenses	61,884	28,420

Loss from operations	(15,237)	(6,942)
Interest and other income and expense, net	599	419

Net loss	$(14,638)	$(6,523)

Net loss per common share:
Basic and diluted	$(0.60)	$(0.29)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	24,304	22,345

(1) Includes the following stock-based compensation charges:

Costs and expenses:
Product	$332	$173
Research and development	527	319
Selling, general and administrative	13,934	1,284

	$14,793	$1,776